PRICING SUPPLEMENT No. U2672 Filed Pursuant to Rule 424(b)(2)/424(b)(8) Registration Statement No. 333-218604-02 Dated February 8, 2018

Credit Suisse AG $11,073,000 Floating Rate Trigger Callable Contingent Yield Notes (quarterly coupon observation)

Linked to the performance of the Least Performing Underlying between the Russell 2000® Index and the EURO STOXX 50® Index due on February 10, 2023

Investment Description

Floating Rate Trigger Callable Contingent Yield Notes (the “Notes”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the the Russell 2000® Index and the EURO STOXX 50® Index (each an “Underlying” and together the “Underlyings”). Credit Suisse will pay you a Contingent Coupon if the Closing Levels of all the Underlyings on the applicable Observation Date (including the Final Valuation Date) are equal to or greater than their respective Coupon Barriers. Otherwise, no Contingent Coupon will be payable with respect to that Observation Date. Contingent Coupons will be paid at a variable rate per annum equal to the 3-Month USD LIBOR for the related Interest Period plus the Additional Rate of 5.00% per annum, subject to the Minimum Interest Rate of 0.00% per annum. If 3-Month USD LIBOR for any Interest Period is negative, you will receive a Contingent Coupon of less than the Additional Rate on the immediately following Coupon Payment Date and if 3-Month USD LIBOR is sufficiently negative, the Contingent Coupon Rate will be 0.00% per annum and you will receive no Contingent Coupon. Credit Suisse may, at its election, call the Notes prior to maturity on any Observation Date (beginning after one year, excluding the Final Valuation Date) regardless of the Closing Level of any Underlying. If the Notes are called by Credit Suisse at its election, Credit Suisse will pay you the principal amount of your Notes plus any Contingent Coupon payable on the Coupon Payment Date immediately following the applicable Observation Date (the “Issuer Call Date”), and no further amounts will be owed to you under the Notes. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment at maturity equal to the principal amount of your Notes plus any final Contingent Coupon payable on the Maturity Date. If the Notes are not called by Credit Suisse at its election prior to maturity and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than the full principal amount of your Notes, if anything, resulting in a loss on your principal that is proportionate to the depreciation of the Underlying with the greatest percentage decline from its Initial Underlying Level to its Final Underlying Level (the “Least Performing Underlying”). In that case, you will lose a significant portion and possibly all of your investment. Investing in the Notes involves significant risks. You will lose some or all of your investment if the Notes are not called by Credit Suisse at its election on any Observation Date and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of principal applies only if you hold the Notes to maturity. You may not receive some or all of the Contingent Coupons during the term of the Notes. The Notes will not pay a Contingent Coupon on a Coupon Payment Date if the Closing Level of any Underlying is below its Coupon Barrier on the immediately preceding Observation Date. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Credit Suisse may call the Notes, at its election, on any Observation Date (beginning after one year, excluding the Final Valuation Date) regardless of the Closing Level of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Notes.

Features	Key Dates

☐ Contingent Floating Rate Coupon — Subject to Issuer Call, Credit Suisse will pay you a Contingent Coupon on a Coupon Payment Date if the Closing Level of each Underlying on the immediately preceding Observation Date is equal to or greater than its respective Coupon Barrier. Otherwise, no coupon will be paid on that Coupon Payment Date. Contingent Coupons will be paid at a variable rate per annum equal to the 3-Month USD LIBOR for the related Interest Period plus the Additional Rate of 5.00% per annum, subject to the Minimum Interest Rate of 0.00% per annum. Contingent Coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Issuer Call Date and the Maturity Date, as applicable. If 3-Month USD LIBOR for any Interest Period is negative, you will receive a Contingent Coupon of less than the Additional Rate on the immediately following Coupon Payment Date and if 3-Month USD LIBOR is sufficiently negative, the Contingent Coupon Rate will be 0.00% per annum and you will receive no Contingent Coupon.
☐ Issuer Callable — Credit Suisse may, at its election, call the Notes on any Observation Date (beginning after one year, excluding the Final Valuation Date) upon written notice to the trustee regardless of the Closing Level of any Underlying and Credit Suisse will pay you the principal amount of your Notes plus any Contingent Coupon for that quarter on the Coupon Payment Date immediately following the applicable Observation Date. If the Notes are not called by Credit Suisse at its election, investors may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.
☐ Contingent Repayment of Principal Amount at Maturity — If the Notes have not been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you the full principal amount at maturity. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than your principal amount, if anything, resulting in a loss of your principal that will be proportionate to the full depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level. The Downside Threshold is observed on the Final Valuation Date and the contingent repayment of your principal applies only at maturity. Any payment on the Notes, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Trade Date	February 7, 2018
Settlement Date	February 12, 2018
Observation Dates*	See page 9
Final Valuation Date*	February 7, 2023
Maturity Date*	February 10, 2023

*    Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.” If the Maturity Date is not a business day, the Redemption Amount will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN EXPOSe YOUR INVESTMENT TO THE FULL DEPRECIATION OF THE Least PERFORMING Underlying from its Initial Underlying Level to its Final Underlying Level. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF Credit Suisse. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 10 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. the Notes will not be listed on any exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, any product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Note Offering

These key terms relate to Notes linked to the performance of the Least Performing Underlying between the Underlyings set forth in the table below. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Tickers	Contingent Coupon Rate	Reference Rate	Additional Rate	Minimum Interest Rate	Initial Underlying Levels	Downside Thresholds	Coupon Barriers	CUSIP	ISIN
Russell 2000® Index	RTY	For each Interest Period, the Reference Rate for such Interest Period plus the Additional Rate, subject to the Minimum Interest Rate	3-Month USD LIBOR	5.00% per annum	0.00% per annum	1507.969	904.7814 (60% of the Initial Underlying Level)	1055.5783 (70% of the Initial Underlying Level)	22549E424	US22549E4246
EURO STOXX 50® Index	SX5E					3454.52	2072.712 (60% of the Initial Underlying Level)	2418.164 (70% of the Initial Underlying Level)

Credit Suisse currently estimates the value of each $10 principal amount of the Notes on the Trade Date is $9.69 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Notes (our “internal funding rate”)). See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Notes” on page 2. The Notes will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Notes are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Notes	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the performance of the Least Performing Underlying between the Russell 2000® Index and the EURO STOXX 50® Index	$11,073,000	$10	$262,430.10	$0.237	$10,810,569.90	$9.763

(1) UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.237 per $10 principal amount of Notes. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Notes

You should read this pricing supplement together with the underlying supplement dated June 30, 2017, any product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Notes are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006313/dp77765_424b2-undsupp.htm

♦	Product Supplement No. I–B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

♦	Product Supplement No. IR-I dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006318/dp77919_424b2-iri.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Notes are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Notes described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, any product supplement, the prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Notes and the owner of any beneficial interest in the Notes, amend the Notes to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement, “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Notes involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Notes.

Prohibition of Sales to EEA Retail Investors

The Notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes offered so as to enable an investor to decide to purchase or subscribe the Notes.

Investor Suitability

The Notes may be suitable for you if:	The Notes may not be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and you are willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You are willing to accept the individual market risk of each Underlying and you understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

♦   You believe the Closing Level of each Underlying will be equal to or greater than its respective Coupon Barrier on each of the Observation Dates, and you believe the Final Underlying Level of the Least Performing Underlying will be equal to or greater than its Downside Threshold.

♦   You understand and accept that you will not participate in any appreciation in the levels of the Underlyings, which may be significant, and that your potential return is limited to the Contingent Coupons, if any.

♦   You are willing to invest in the Notes based on the Additional Rate, Minimum Interest Rate, Downside Thresholds and Coupon Barriers specified on the cover hereof.

♦   You are willing to invest in Notes that pay Contingent Coupons at a variable per annum rate based on 3-Month USD LIBOR.

♦   You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦   You do not seek guaranteed current income from your investment.

♦   You are willing to invest in notes that may be called early at the election of Credit Suisse regardless of the Closing Level of any Underlying and are otherwise willing to hold such notes to maturity, and you accept that there may be little or no secondary market for the Notes.

♦   You understand and accept the risks associated with the Underlyings.

♦   You are willing to assume the credit risk of Credit Suisse for all payments under the Notes, and you understand that the payment of any amount due on the Notes is subject to the credit risk of Credit Suisse.

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You seek an investment designed to provide a full return of principal at maturity.

♦   You cannot tolerate a loss of all or a substantial portion of your investment, and you are not willing to make an investment that may be exposed to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.

♦   You are unwilling to accept the individual market risk of each Underlying and you understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the levels of the other Underlyings.

♦   You believe that any one of the Underlyings will close below its Coupon Barrier on each of the Observation Dates, or you believe the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold.

♦   You seek an investment that participates in the full appreciation in the level of the Underlyings, and whose return is not limited to the Contingent Coupons, if any.

♦   You are unwilling to invest in the Notes based on the Additional Rate, Minimum Interest Rate, Downside Thresholds and Coupon Barriers specified on the cover hereof.

♦   You are unwilling to invest in Notes that pay Contingent Coupons at a variable per annum rate based on 3-Month USD LIBOR.

♦   You seek guaranteed current income from your investment.

♦   You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦   You are unable or unwilling to hold notes that may be called early at the election of Credit Suisse regardless of the Closing Level of any Underlying or are otherwise unable or unwilling to hold such notes to maturity, or you seek an investment for which there will be an active secondary market for the Notes.

♦   You do not understand or accept the risks associated with the Underlyings.

♦   You are unwilling to assume the credit risk of Credit Suisse for all payments under the Notes.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 9 of this pricing supplement for risks related to an investment in the Notes. For more information on the Underlyings, see “The Underlyings” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Note
Term	Approximately five years, unless called earlier. In the event that we make any change to the expected Settlement Date, the calculation agent may adjust (i) the Observation Dates to ensure that the term between each Observation Date remains the same and/or (ii) Final Valuation Date and Maturity Date to ensure that the stated term of the Notes remains the same.
Underlyings	The Russell 2000® Index and the EURO STOXX 50® Index.
Contingent Coupon

If the Closing Level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you the Contingent Coupon on the immediately following Coupon Payment Date. However, if the Reference Rate for any Interest Period is sufficiently negative, the Contingent Coupon Rate will be 0.00% per annum and you will receive no Contingent Coupon on the immediately following Coupon Payment Date.

If the Closing Level of any Underlying is less than its respective Coupon Barrier on any Observation Date, you will not receive any Contingent Coupon on the immediately following Coupon Payment Date or on any other date.

Contingent Coupons on the Notes are not guaranteed. Credit Suisse will not pay you the Contingent Coupon for any Observation Date on which the Closing Level of any Underlying is less than its Coupon Barrier.

Contingent Coupon Rate	For each Interest Period, the Contingent Coupon Rate is 3-Month USD LIBOR for such Interest Period plus the Additional Rate, subject to the Minimum Interest Rate. Contingent coupons will be calculated on a 30/360 basis from and including the Settlement Date to and excluding the earlier of the Issuer Call Date and the Maturity Date, as applicable.
Additional Rate	5.00% per annum
Minimum Interest Rate	0.00% per annum
Issuer Call

The Notes may be called by Credit Suisse at its election on any Observation Date (beginning after one year, excluding the Final Valuation Date) regardless of the Closing Level of any Underlying on such Observation Date.

If the Notes are called on any Observation Date, on the Coupon Payment Date immediately following such Observation Date (the “Issuer Call Date”), Credit Suisse will pay you a cash payment per Note equal to your principal amount plus any Contingent Coupon payable on that Coupon Payment Date. No further amounts will be owed to you under the Notes. If Credit Suisse elects to call the Notes on an Observation Date, it will deliver written notice to The Depository Trust Company (“DTC”) on or before that Observation Date

Key Terms

Payment at Maturity (per Note)

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus any contingent coupon payable.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, on the Maturity Date, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment that is proportionate to the Underlying Return of the Least Performing Underlying, for an amount equal to:

$10 + ($10 x Underlying Return of the Least Performing Underlying)

You will lose some or all of your principal amount if the Notes are not called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Least Performing Underlying	The Underlying with the lowest Underlying Return.
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Downside Threshold	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.
Coupon Barrier	A percentage of the Initial Underlying Level of each Underlying, as specified on the cover of this pricing supplement.

Initial Underlying Level	For each Underlying, the Closing Level of such Underlying on the Trade Date, as specified on the cover of this pricing supplement.
Final Underlying Level	The Closing Level of each Underlying on the Final Valuation Date, as determined by the calculation agent.
Closing Level	The Closing Level of the Russell 2000® Index and the EURO STOXX 50® Index on any trading day will be the closing level of such Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Observation Dates	The first Observation Date will occur on May 8, 2018; Observation Dates will occur thereafter as listed in the “Observation Dates / Coupon Payment Dates” section below. The final Observation Date, February 8, 2023, will be the “Final Valuation Date.
Coupon Payment Dates	The first Coupon Payment Date will occur on May 10, 2018; Coupon Payment Dates will occur thereafter as listed in the “Observation Dates / Coupon Payment Dates” section below, except that the Coupon Payment Date for the Final Valuation Date is the Maturity Date.
Interest Period	With respect to each Coupon Payment Date, the period from but excluding the second immediately preceding Observation Date (or in the case of the first Coupon Payment Date, from but excluding the Trade Date) to and including the immediately preceding Observation Date.

Key Terms

Reference Rate	3-Month USD LIBOR. For any Interest Period, the Reference Rate is the arithmetic mean of the annualized offered rates for deposits in U.S. dollars having a maturity of three months, commencing on the second London Business Day immediately following the relevant Interest Determination Date for such Interest Period, that appear on the Designated LIBOR Page as of 11:00 a.m. London time on such Interest Determination Date, if at least two offered rates appear on the Designated LIBOR Page, as defined below; provided that, if, by its terms, the Designated LIBOR Page provides only for a single rate, that single rate will be used.
Interest Determination Date	For each Interest Period, two London Business Days prior to the first day of such Interest Period.
London Business Day	Any day that is both a business day and a day on which dealings in deposits in U.S. Dollars are transacted, or with respect to any future date are expected to be transacted, in the London interbank market.
Reference Rate Fallback Provisions

If (i) fewer than two offered rates appear on the Designated LIBOR Page or (ii) no rate appears or the Designated LIBOR Page by its terms provides only for a single rate, then the calculation agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the calculation agent, after consultation with us, to provide the calculation agent with its offered quotation for deposits in the dollars for the period of three months commencing on the second London Business Day immediately following the applicable Interest Determination Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on that Interest Determination Date and in a principal amount that is representative of a single transaction in dollars in that market at that time. If at least two quotations are provided, LIBOR determined on that Interest Determination Date will be the arithmetic mean of those quotations.

If fewer than two quotations are

provided, as described in the prior paragraph, LIBOR will be determined for the applicable Interest Determination Date as the arithmetic mean of the rates quoted at approximately 11:00 a.m. by three major banks in London, U.K., for loans in dollars to leading European banks, for the period of three months commencing on the second London Business Day immediately following that Interest Determination Date and in a principal amount that is representative of a single transaction in dollars in that market at that time. If the banks so selected by the calculation agent are not quoting as set forth above, LIBOR for that Interest Determination Date will remain the same as LIBOR for the immediately preceding Interest Determination Date.

If the calculation and publication of LIBOR is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as LIBOR (a “Successor Reference Rate”); provided if the calculation agent determines in its sole discretion that there is an industry-accepted successor to LIBOR, then the calculation agent will deem such industry-accepted successor to be the Successor Reference Rate.

Supplemental Terms of the Notes

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Lowest Performing Underlying	Least Performing Underlying
Valuation Date	Final Valuation Date
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level

Investment Timeline

Trade Date	The Contingent Coupon Rate for the first Interest Period is set, the Initial Underlying Level of each Underlying is observed, and the Downside Threshold and Coupon Barrier for each Underlying are determined.

Each Interest Determination Date (two London Business Days prior to the first day of each Interest Period)	The Contingent Coupon Rate for each Interest Period is set.	Each Observation Date, including the Final Valuation Date (after one year callable by Credit Suisse at its election)

If the Closing Level of each Underlying is equal to or greater than its respective Coupon Barrier on any Observation Date, Credit Suisse will pay you a Contingent Coupon on the immediately following Coupon Payment Date.

Credit Suisse may, at its election, call the Notes prior to maturity on any Observation Date (beginning after one year, excluding the Final Valuation Date) regardless of the Closing Level of any Underlying. If the Notes are called, Credit Suisse will pay you a cash payment per Note equal to $10 plus any Contingent Coupon payable on the Issuer Call Date.

Maturity Date

The Final Underlying Level of each Underlying is observed on the Final Valuation Date.

If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus any Contingent Coupon payable.

If the Notes have not been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you less than the principal amount, if anything, resulting in a loss on your initial investment proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level, for an amount equal to:

$10 + ($10 x Underlying Return of the Least Performing Underlying)
per Note

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE NOTES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO CREDIT SUISSE’S ABILITY TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES.

The Notes will not pay a Contingent Coupon on a Coupon Payment Date if the Closing Level of any Underlying is below its Coupon Barrier on the immediately preceding Observation Date. The Notes are subject to an Issuer Call on any Observation Date (beginning after one year, excluding the Final Valuation Date) regardless of the Closing Level of any Underlying on such Observation Date. If the Notes are not called by Credit Suisse at its election, you will lose some or all of your investment at maturity if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold.

Observation Dates(1) and Coupon Payment Dates(2)(3)

Observation Dates	Coupon Payment Dates / Issuer Call Dates (if called)
May 8, 2018*	May 10, 2018*
August 7, 2018*	August 9, 2018*
November 7, 2018*	November 9, 2018*
February 7, 2019	February 11, 2019
May 7, 2019	May 9, 2019
August 7, 2019	August 9, 2019
November 7, 2019	November 12, 2019
February 7, 2020	February 11, 2020
May 7, 2020	May 11, 2020
August 7, 2020	August 11, 2020
November 9, 2020	November 12, 2020
February 8, 2021	February 10, 2021
May 7, 2021	May 11, 2021
August 9, 2021	August 11, 2021
November 8, 2021	November 10, 2021
February 7, 2022	February 9, 2022
May 9, 2022	May 11, 2022
August 8, 2022	August 10, 2022
November 7, 2022	November 9, 2022
February 8, 2023**	February 10, 2023**

*	The Notes are not callable until the fourth Observation Date, which is February 7, 2019.

**	The Notes are not callable on the Final Valuation Date.

(1)	Each subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(2)	Each subject to the modified following business day convention and subject to postponement as described in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

(3)	Contingent Coupons will be payable to the holders of record at the close of business on the business day immediately preceding the applicable Coupon Payment Date, provided that any Contingent Coupon payable upon Issuer Call or at maturity, as applicable, will be payable to the person to whom the principal amount upon Issuer Call or the Payment at Maturity, is payable.

Key Risks

An investment in the offering of the Notes involves significant risks. Investing in the Notes is not equivalent to investing in the Underlyings. Some of the risks that apply to the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Notes. If the Final Underlying Level of any Underlying is less than its Downside Threshold, you will be fully exposed to any depreciation in the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level and will incur a loss proportionate to the Underlying Return of the Least Performing Underlying. In this case, at maturity, the amount Credit Suisse will pay you will be less than the principal amount of the Notes and you could lose your entire investment. It is not possible to predict whether the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold, and in such event, by how much the level of the Least Performing Underlying has decreased from its Initial Underlying Level to its Final Underlying Level. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Notes, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Notes to be less at maturity than it is at the time you invest. An investment in the Notes also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The performance of the Reference Rate may limit the amount of any Contingent Coupon — Even if the levels of the Underlyings are above their respective Coupon Barriers on each Observation Date, the level of the Reference Rate may decrease, resulting in a Contingent Coupon Rate per annum lower than the yield one might receive based on market rates during the same period. Because the Reference Rate may be negative, the Contingent Coupon Rate may be as low as 0.00% per annum during a given Interest Period, resulting in no Contingent Coupon on the relevant Coupon Payment Date. In addition, if the level of the Reference Rate increases over time, it is more likely that Credit Suisse will, at its election, call the Notes prior to maturity, which would limit your opportunity to be paid Contingent Coupons over the full term of the Notes.

♦	The historical performance of the Reference Rate is not an indication of future performance — The historical performance of the Reference Rate should not be taken as an indication of future performance during the term of the Notes. Changes in the level of the Reference Rate will affect the amount of any Contingent Coupon and the trading price of the Notes, but it is impossible to predict whether such levels will rise or fall. There can be no assurance that the Reference Rate will be positive.

♦	Uncertainty about the future of LIBOR may adversely affect the value of the Notes — The Reference Rate is 3-Month USD LIBOR. On July 27, 2017, the Chief Executive of the U.K. Financial Conduct Authority (the “FCA”), which regulates LIBOR, announced that the FCA intends to stop persuading or compelling banks to submit rates for the calculation of LIBOR rates to the LIBOR administrator after 2021. It is not possible to predict the effect that this announcement will have on the value of the Notes and the amount of any Contingent Coupon on the Notes.

♦	The Reference Rate may be calculated based on bank quotations or by reference to the Reference Rate on an earlier date — If, on a given date, the Reference Rate cannot be determined by reference to the Designated LIBOR Page (or any successor page), or the Reference Rate is discontinued, then the Reference Rate for that date will be determined based on quotations from banks obtained by the calculation agent, as described under “Key Terms—Reference Rate Fallback Provisions” in this pricing supplement, provided that if the Reference Rate is discontinued and the calculation agent determines that there is an industry-accepted successor interest rate, then the calculation agent will use that successor interest rate. The calculation agent’s selection of banks to receive quotations from may affect the level of the Reference Rate. The Reference Rate determined in this manner may be different from the rate that would have been published on the Designated LIBOR Page and may be different from other published levels, or other estimated levels, of the Reference Rate. If banks are unwilling to provide quotations for the calculation of the Reference Rate for a relevant date as set forth in this pricing supplement, the final fallback will result in the Reference Rate being the Reference Rate in effect as of the immediately preceding Interest Determination Date. If this persists for an extended period of time, possibly for the remaining term of the Notes, the Reference Rate as calculated for purposes of the Notes will effectively become fixed, which may adversely affect the return on and the value of the Notes.

♦	The Notes are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Notes and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Notes. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Notes prior to maturity.

♦	The Notes will not pay more than the principal amount, plus any Contingent Coupons payable at maturity or upon Issuer Call — The return potential on the Notes is limited to the Contingent Coupon Rate regardless of the potential appreciation of the Underlyings. Therefore, the Notes do not provide for a return greater than the principal amount, plus any Contingent Coupons received up to maturity or upon Issuer Call. Even if the Final Underlying Level of each Underlying is greater than its respective Initial Underlying Level, you will not participate in the appreciation of any Underlying despite the potential for full downside exposure to the Least Performing Underlying at maturity. The actual return on the Notes will depend on the number of Observation Dates on which the requirements for the Contingent Coupon are met and the amount payable per Note may be less than the amount payable on a traditional debt security that pays interest at prevailing market rates or an investment that allows for participation in any appreciation of the Underlyings.

♦	The Notes are subject to a potential Issuer Call prior to maturity, which would limit your opportunity to be paid Contingent Coupons over the full term of the Notes — Credit Suisse may, at its election, call the Notes on any Observation Date (beginning after one year, excluding the Final Valuation Date) regardless of the Closing Level of any Underlying, and Credit Suisse will pay you a cash payment equal to the principal amount of the Notes you hold plus any Contingent Coupon payable on that Coupon Payment Date, and no further payments will be made in respect of the Notes. If the Notes are called prior to maturity, you will lose the opportunity to continue to accrue and be paid Contingent Coupons from the date of Issuer Call to the scheduled Maturity Date and you may be unable to invest in other Notes with a similar level of risk that provide you with the opportunity to be paid the same coupons as the Notes. The Notes can be called as early as the first Observation Date, so the holding period over which you may receive the per annum Contingent Coupon Rate could be as short as approximately three months.

♦	Our decision to redeem the Notes may depend on the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity — It is more likely that Credit Suisse will, at its election, call the Notes prior to maturity during periods when the interest we would pay on a conventional fixed-rate, non-callable debt security of comparable maturity is less than the Contingent Coupon Rate and when the level of any of the Underlyings is greater than its Coupon Barrier. The greater likelihood of Credit Suisse calling the Notes in that environment increases the risk that you will not be able to reinvest the proceeds from the called Notes in an equivalent investment with a similar level of risk that yield as much interest as the Notes. Therefore, the Notes are more likely to remain outstanding when the expected interest payable on the Notes is less than what would be payable on other comparable instruments, which includes when the level of any Underlying is less than its Coupon Barrier and your risk of not receiving a Contingent Coupon is relatively higher.

♦	You may not receive any Contingent Coupons — Credit Suisse will not necessarily pay periodic coupons on the Notes. If the Closing Level of any one of the Underlyings on an Observation Date is less than its respective Coupon Barrier, Credit Suisse will not pay you a Contingent Coupon on the immediately following Coupon Payment Date. If the Closing Level of any one of the Underlyings is less than its respective Coupon Barrier on each of the Observation Dates, Credit Suisse will not pay you any Contingent Coupons during the term of, and you will not receive a positive return on, your Notes.

♦	More favorable terms to you are generally associated with an Underlying with greater expected volatility and therefore can indicate a greater risk of loss — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the level of such Underlying could be less than its Coupon Barrier or Downside Threshold on any Observation Date or on the Valuation Date, respectively, indicating a higher expected risk of loss on the Notes. This greater expected risk will generally be reflected in a higher Additional Rate, and therefore a higher Contingent Coupon Rate than the yield payable on our conventional debt securities with a similar maturity, or in more favorable terms (such as lower Coupon Barriers or Downside Thresholds) than for similar notes linked to the performance of an Underlying with a lower expected volatility as of the Trade Date. You should therefore understand that a relatively higher Contingent Coupon Rate may indicate an increased risk of loss. Further, relatively lower Coupon Barriers or Downside Thresholds may not necessarily indicate that you will receive a Contingent Coupon on any Coupon Payment Date or that the Notes have a greater likelihood of a return of principal at maturity. The volatilities of the Underlyings can change significantly over the term of the Notes. The levels of the Underlyings for your Notes could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of Contingent Coupons not being paid and of you sustaining a significant loss on your investment — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar notes that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Closing Level of any Underlying will be less than its Coupon Barrier on an Observation Date or less than its Downside Threshold on the Final Valuation Date. Therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes, and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any day during an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for loss of principal at Maturity. Credit Suisse determines the Additional Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings will be reflected in a higher Contingent Coupon Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike notes linked to a basket of underlyings, the Notes will be linked to the individual performance of each Underlying. Because the Notes are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Notes, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	The Notes are linked to the Russell 2000® Index and are subject to the risks associated with small-capitalization companies — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	The Closing Level of the EURO STOXX 50® Index will not be adjusted for changes in exchange rates relative to the U.S. dollar even though the equity securities included in the EURO STOXX 50® Index are traded in a foreign currency and the Notes are denominated in U.S. dollars — The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the equity securities included in the EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

♦	Foreign securities markets risk — Some or all of the assets included in the EURO STOXX 50® Index are issued by foreign companies and trade in foreign securities markets. Investments in the Notes therefore involve risks associated with the securities markets in those countries, including risks of volatility in those markets, government intervention in those markets and cross shareholdings in companies in certain countries. Also, foreign companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The equity securities included in the EURO STOXX 50® Index may be more volatile than domestic equity securities and may be subject to different political, market, economic, exchange rate, regulatory and other risks, including changes in foreign governments, economic and fiscal policies, currency exchange laws or other laws or restrictions. Moreover, the economies of foreign countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency. These factors may adversely affect the values of the equity securities included in the EURO STOXX 50® Index, and therefore the performance of the EURO STOXX 50® Index and the value of the Notes.

♦	Hedging and trading activity — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in instruments related to the Underlyings. We or our affiliates may also trade instruments related to the Underlyings from time to time. Any of these hedging or trading activities as of the Trade Date and during the term of the Notes could adversely affect our payment to you at maturity.

♦	The estimated value of the Notes on the Trade Date is less than the Price to Public — The initial estimated value of your Notes on the Trade Date (as determined by reference to our pricing models and our internal funding rate) is less than the original Price to Public. The Price to Public of the Notes includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Notes and the cost of hedging our risks as issuer of the Notes through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Notes. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Notes (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Notes in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Notes can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Notes at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Notes, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar notes of other issuers.

♦	Effect of interest rate used in structuring the Notes — The internal funding rate we use in structuring notes such as these Notes is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Notes will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Notes. We will also use our internal funding rate to determine the price of the Notes if we post a bid to repurchase your Notes in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Notes in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Notes on the Trade Date. The estimated value of the Notes on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Notes in the secondary market (if any exists) at any time. The secondary market price of your Notes at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Notes could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Notes and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Notes will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Notes to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Notes may be lower than the price at which we may repurchase the Notes from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Notes from you at a price that will exceed the then-current estimated value of the Notes. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Notes are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Notes to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Notes and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Notes.

♦	Lack of liquidity — The Notes will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes when you wish to do so. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss. The full repayment of principal is contingent upon an Issuer Call or, if the Notes are not called by Credit Suisse at its election, the Final Underlying Level of the Least Performing Underlying being equal to or greater than its Downside Threshold. Because the Downside Thresholds are observed only on the Final Valuation Date, if you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss even if the levels of all of the Underlyings are above their respective Downside Thresholds at that time.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining their estimated value and whether to call the Notes. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Notes. Further, hedging activities may adversely affect any payment on or the value of the Notes. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Notes, which creates an additional incentive to sell the Notes to you.

♦	Unpredictable economic and market factors will affect the value of the Notes — The payout on the Notes can be replicated using a combination of the components described in “The estimated value of the Notes on the Trade Date is less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Notes at issuance and the value of the Notes prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Notes;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Notes prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Notes will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal tax consequences of an investment in the Notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Notes, possibly retroactively.

Hypothetical Examples of How the Notes Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment of Contingent Coupons (if any) and payments upon Issuer Call (if any) or at maturity for a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below. Numbers in the examples and table below have been rounded for ease of analysis. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the total payment on the Notes per $10 principal amount to the $10 Price to Public. You should not take these examples or the table below as an indication or assurance of the expected performance of the Underlyings or the Reference Rate. Even if the levels of the Underlyings are above their respective Coupon Barriers on each Observation Date, the level of the Reference Rate may decrease, resulting in a Contingent Coupon Rate per annum lower than the yield one might receive based on market rates during the same period. Because the Reference Rate may be negative, the Contingent Coupon Rate may be as low as 0.00% per annum during a given Interest Period, resulting in no Contingent Coupon on the relevant Coupon Payment Date. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Approximately five years
Contingent Coupon Rate:	The Reference Rate plus the Additional Rate, subject to the Minimum Interest Rate. These examples assume that the Contingent Coupon Rate is greater than 0.00% per annum over the term of the Notes.
Additional Rate:	5.00% per annum (1.1875% per quarter)
Minimum Interest Rate:	0.00% per annum
Contingent Coupon:	The actual Contingent Coupon applicable to each Coupon Payment Date will be an amount determined by the calculation agent based on the Reference Rate applicable to the related Interest Period plus the Additional Rate, calculated on a 30/360 basis.
Initial Underlying Level:
Underlying A:	1400
Underlying B:	1900
Coupon Barrier:
Underlying A:	980 (70% of the Initial Underlying Level)
Underlying B:	1330 (70% of the Initial Underlying Level)
Downside Threshold:
Underlying A:	840 (60% of the Initial Underlying Level)
Underlying B:	1140 (60% of the Initial Underlying Level)

Example 1 — Notes are called on the Fourth Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 1200 (at or above Coupon Barrier) Underlying B: 1400 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on first Coupon Payment Date.
Second Observation Date	Underlying A: 1250 (at or above Coupon Barrier) Underlying B: 1450 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on second Coupon Payment Date.
Third Observation Date	Underlying A: 1300 (at or above Coupon Barrier) Underlying B: 1500 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on third Coupon Payment Date.
Fourth Observation Date	Underlying A: 1500 (at or above Coupon Barrier) Underlying B: 1450 (at or above Coupon Barrier)	Notes called at the election of Credit Suisse; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to principal plus Contingent Coupon on Issuer Call Date.
	Total Payment (per $10 Note)	$10 plus the Contingent Coupons applicable to the first through fourth Observation Dates

Since the Notes are called at the election of Credit Suisse on the fourth Observation Date, which is the first Observation Date on which the Notes are callable, and the Closing Level of each Underlying on each Observation Date is greater than its respective Coupon Barrier, on the Issuer Call Date Credit Suisse will pay you a total of $10 per $10 principal amount plus the applicable Contingent Coupon. In addition, because the Closing Level of each Underlying was equal to or greater than its respective Coupon Barrier on the first through third Observation Dates, Credit Suisse will pay you a Contingent Coupon on each of the immediately following Coupon Payment Dates. You will receive a total return on the Notes of $10 plus four Contingent Coupons based on the Reference Rate for each applicable Interest Period plus the Additional Rate, subject to the Minimum Interest Rate of 0.00% per annum.

Example 2 — Notes are NOT called and the Final Underlying Level of each Underlying is at or above its respective Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 1000 (at or above Coupon Barrier) Underlying B: 1400 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on first Coupon Payment Date.
Second Observation Date	Underlying A: 1200 (at or above Coupon Barrier) Underlying B: 1600 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on second Coupon Payment Date.
Third Observation Date	Underlying A: 1250 (at or above Coupon Barrier) Underlying B: 1400 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on third Coupon Payment Date.
Fourth through Nineteenth Observation Dates	Various (at least one Underlying below Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the fourth through nineteenth Observation Date.
Final Valuation Date	Underlying A: 1000 (at or above Downside Threshold and Coupon Barrier) Underlying B: 1400 (at or above Downside Threshold and Coupon Barrier)	Notes NOT callable; Issuer pays principal plus Contingent Coupon on Maturity Date.
	Total Payment (per $10 Note)	$10 plus the Contingent Coupons applicable to the first through third Observation Dates and the Final Valuation Date

Since the Notes are not called at the election of Credit Suisse, the Final Underlying Level of each Underlying is equal to or greater than its respective Downside Threshold and the Closing Level of each Underlying on the Final Valuation Date is equal to or greater than its respective Coupon Barrier, at maturity, Credit Suisse will pay you $10 per $10 principal amount plus the Contingent Coupon due on the Final Valuation Date.

In addition, because the Closing Level of each Underlying was equal to or greater than its respective Coupon Barrier on the first, second and third Observation Dates, Credit Suisse will pay you a Contingent Coupon on each of the immediately following Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its Coupon Barrier on the fourth through nineteenth Observation Dates, you will not be entitled to receive any Contingent Coupons on the immediately following Coupon Payment Dates. You will receive a total return on the Notes of $10 plus four Contingent Coupons based on the Reference Rate for each applicable Interest Period plus the Additional Rate, subject to the Minimum Interest Rate of 0.00% per annum.

Example 3 — Notes are NOT called and the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	Underlying A: 1000 (at or above Coupon Barrier) Underlying B: 1400 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on first Coupon Payment Date.
Second Observation Date	Underlying A: 1200 (at or above Coupon Barrier) Underlying B: 1600 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on second Coupon Payment Date.
Third Observation Date	Underlying A: 1250 (at or above Coupon Barrier) Underlying B: 1400 (at or above Coupon Barrier)	Notes NOT callable; Closing Level of each Underlying above its Coupon Barrier on Observation Date; holder entitled to Contingent Coupon on third Coupon Payment Date.
Fourth through Nineteenth Observation Dates	Various (at least one Underlying below Coupon Barrier)	Notes NOT called; Issuer DOES NOT pay Contingent Coupon on any Coupon Payment Date immediately following the fourth through nineteenth Observation Date.
Final Valuation Date	Underlying A: 560 (below Coupon Downside Threshold and Barrier) Underlying B: 1500 (at or above Downside Threshold and Coupon Barrier)	Notes NOT callable; Issuer DOES NOT pay Contingent Coupon on Maturity Date, and holder will be entitled to receive less than the principal amount resulting in a loss proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level.
	Total Payment (per $10 Note)	$4 plus the Contingent Coupons applicable to the first through third Observation Dates (up to 60% total loss)

Since the Notes are not called at the election of Credit Suisse and the Final Underlying Level of at least one Underlying is less than its Downside Threshold, at maturity, Credit Suisse will pay you $4 per $10 principal amount, calculated as follows:

The Underlying Return of the Least Performing Underlying will equal:

Final Underlying Level of Underlying A – Initial Underlying Level of Underlying A

Initial Underlying Level of Underlying A

= −0.60

The Payment at Maturity = principal amount of the Notes × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 – 0.60) = $4

In addition, because the Closing Level of each Underlying was equal to or greater than its respective Coupon Barrier on the first through third Observation Dates, Credit Suisse will pay you a Contingent Coupon on each of the immediately following Coupon Payment Dates. However, because the Closing Level of at least one Underlying was less than its respective Coupon Barrier on the fourth through final Observation Dates (including the Final Valuation Date), the Issuer will not pay any Contingent Coupon on the immediately following Coupon Payment Dates (including the Maturity Date). You will receive a total return on the Notes of $4 plus three Contingent Coupons based on the Reference Rate for each applicable Interest Period plus the Additional Rate, subject to the Minimum Interest Rate of 0.00% per annum. This may represent up to a 60% total loss on the Notes, depending on the Reference Rate for each applicable Interest Period.

Hypothetical Contingent Coupons for a single Interest Period

The table below assumes for a single Interest Period that the Closing Level of each Underlying is above its respective Coupon Barrier on the relevant Observation Date and illustrates, for a $10 investment in the Notes, the hypothetical Contingent Coupon for such Interest Period. The actual Contingent Coupon applicable to each Coupon Payment Date will be an amount determined by the calculation agent based on the Reference Rate applicable to the related Interest Period plus the Additional Rate, calculated on a 30/360 basis. The Contingent Coupon Rate could vary greatly over the term of the Notes and could decrease, which would limit the amount of any Contingent Coupon.

Reference Rate on the Interest Determination Date immediately preceding the Interest Period	Additional Rate	Contingent Coupon Rate	Contingent Coupon
5.00%	5.00%	10.00%	$0.250
4.00%	5.00%	9.00%	$0.225
3.00%	5.00%	8.00%	$0.200
2.00%	5.00%	7.00%	$0.175
1.00%	5.00%	6.00%	$0.150
0.00%	5.00%	5.00%	$0.125
−1.00%	5.00%	4.00%	$0.100
−2.00%	5.00%	3.00%	$0.075
−3.00%	5.00%	2.00%	$0.050
−4.00%	5.00%	1.00%	$0.025
−5.00%	5.00%	0.00%	$0.00
−6.00%	5.00%	0.00%	$0.00

Hypothetical Payment at Maturity excluding any Contingent Coupons

The table below assumes the Notes are not called by Credit Suisse at its election prior to the Final Valuation Date and illustrates, for a $10 investment in the Notes, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying, excluding Contingent Coupons, if any. If the Notes have not previously been called by Credit Suisse at its election and the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, on the Maturity Date Credit Suisse will pay you a cash payment per Note equal to $10 plus any contingent coupon payable. You should consider carefully whether the Notes are suitable to your investment goals. Any payment on the Notes is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Percentage Change from the Initial Underlying Level to the Final Underlying Level of the Least Performing Underlying	Underlying Return of the Least Performing Underlying	Payment at Maturity (excluding Contingent Coupons, if any)
100%	N/A	$10
90%	N/A	$10
80%	N/A	$10
70%	N/A	$10
60%	N/A	$10
50%	N/A	$10
40%	N/A	$10
30%	N/A	$10
20%	N/A	$10
10%	N/A	$10
0%	0%	$10
−10%	−10%	$10
−20%	−20%	$10
−30%	−30%	$10
−40%	−40%	$10
−41%	−41%	$5.90
−50%	−50%	$5
−60%	−60%	$4
−70%	−70%	$3
−80%	−80%	$2
−90%	−90%	$1
−100%	−100%	$0

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Notes may be used in connection with hedging our obligations under the Notes through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Notes (including on any calculation date, as defined in any accompanying product supplement) could adversely affect the value of the Underlyings and, as a result, could decrease the amount you may receive on the Notes at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

The Underlyings

The following graphs set forth the historical performance of the Underlyings based on the Closing Level of each Underlying from January 2, 2008 through February 7, 2018.

The Closing Level of the Russell 2000® Index on February 7, 2018 was 1507.969. The dotted green line on the Russell 2000® Index graph represents its Coupon Barrier. The dotted purple line on the Russell 2000® Index graph represents its Downside Threshold.

The Closing Level of the EURO STOXX 50® Index on February 7, 2018 was 3454.52. The dotted green line on the EURO STOXX 50® Index graph represents its Coupon Barrier. The dotted purple line on the EURO STOXX 50® Index graph represents its Downside Threshold.

We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Notes. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Notes.

For additional information on the Russell 2000® Index and the EURO STOXX 50® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” and “The Reference Indices—The STOXX Indices—The EURO STOXX 50® Index” in the accompanying underlying supplement.

Historical Information

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index and the EURO STOXX 50® Index from January 2, 2008 through February 7, 2018, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Notes are linked to the performance of more than one Underlying, there is a greater risk of Contingent Coupons not being paid and of you sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a Contingent Coupon not to be paid during the term of the Notes and for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Coupon Barrier or Downside Threshold on an Observation Date or the Final Valuation Date, as both of those Underlyings may decrease in value together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore the greater the number of Underlyings, the greater the potential for missed Contingent Coupons and for a loss of principal at Maturity. Credit Suisse determines the

Additional Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings will be reflected in a higher Contingent Coupon Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

The Reference Rate

The following graph sets forth the historical performance of the Reference Rate based on the percentage level of the Reference Rate from January 2, 2008 through February 7, 2018. . We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Reference Rate as an indication of future performance of the Reference Rate or the Notes. Any historical trend in the level of the Reference Rate during any period set forth below is not an indication that the level of the Reference Rate is more or less likely to increase or decrease at any time over the term of the Notes.

The level of the Reference Rate on February 7, 2018 was 1.79989%.

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the Notes. In the opinion of our counsel, Davis Polk & Wardwell LLP, it is reasonable under current law to treat the Notes for U.S. federal income tax purposes as prepaid financial contracts with associated coupons that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. However, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible that could materially affect the timing and character of income or loss you recognize on the Notes.

Assuming this treatment of the Notes is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result:

•	Any coupons paid on the Notes should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or other disposition (including retirement) of a Note, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Note. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the Note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the Notes, and the IRS or a court might not agree with the treatment described herein. In particular, the Notes might be determined to be contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Notes, including the timing and character of income recognized, might be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Notes and potential changes in applicable law.

Non-U.S. Holders. The U.S. federal income tax treatment of the coupons is unclear. Except as provided below and in the accompanying product supplement under “Material United States Federal Income Tax Considerations—Securities Held Through Foreign Entities” and “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments,” we currently do not intend to treat coupons paid to a Non-U.S. Holder (as defined in the accompanying product supplement) of the Notes as subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification requirements. However, it is possible that the IRS could assert that such payments are subject to U.S. withholding tax, or that we or another withholding agent may otherwise determine that withholding is required, in which case we or the other withholding agent may withhold at a rate of up to 30% on such payments.

Moreover, as discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Notes and representations provided by us, our counsel is of the opinion that the Notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the Notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Notes relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Notes.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Notes. The distributor will receive a fee from Credit Suisse or one of our affiliates of $0.237 per $10 principal amount of Notes. For additional information, see “Underwriting (Conflicts of Interest)” in any accompanying product supplement.

We expect to deliver the Notes against payment for the Notes on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Notes more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as United States counsel to Credit Suisse, when the Notes offered by this pricing supplement have been executed and issued by Credit Suisse and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Notes will be valid and binding obligations of Credit Suisse, enforceable against Credit Suisse in accordance with their terms, subject to (i) applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, (ii) possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights and (iii) concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Notes. Insofar as this opinion involves matters governed by Swiss law, Davis Polk & Wardwell LLP has relied, without independent inquiry or investigation, on the opinion of Homburger AG, dated January 31, 2018 and filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 31, 2018. The opinion of Davis Polk & Wardwell LLP is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in the opinion of Homburger AG. In addition, the opinion of Davis Polk & Wardwell LLP is subject to customary assumptions about the establishment of the terms of the Notes, the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes, and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated January 31, 2018, which was filed by Credit Suisse as an exhibit to a Current Report on Form 6-K on January 31, 2018. Davis Polk & Wardwell LLP expresses no opinion as to waivers of objections to venue, the subject matter or personal jurisdiction of a United States federal court or the effectiveness of service of process other than in accordance with applicable law. In addition, such counsel notes that the enforceability in the United States of Section 10.08(c) of the indenture is subject to the limitations set forth in the United States Foreign Sovereign Immunities Act of 1976.